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                                                                    Exhibit 4(k)


                                 REVOLVING NOTE

                           REGENT COMMUNICATIONS, INC.



$20,000,000                                                 NEW YORK, NEW YORK
                                                             NOVEMBER 14, 1997


         FOR VALUE RECEIVED, REGENT COMMUNICATIONS, INC., a Delaware corporation ("COMPANY"), promises to pay to the order of BANK OF MONTREAL, CHICAGO BRANCH ("PAYEE"), on or before the Maturity Date, the lesser of (x) TWENTY MILLION DOLLARS ($20,000,000) or (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.

         Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates, at the times and from the dates which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of November 14, 1997 (such agreement, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein without definition shall have the meanings assigned to those terms in the Credit Agreement) among Company, the Lenders listed therein, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent.

         This Note is one of Company's "Revolving Notes" in the aggregate principal amount of $55,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

         Company shall make principal payments on this Note on such dates as required pursuant to the terms of the Credit Agreement and in an amount determined in accordance with the provisions thereof; PROVIDED that the last such installment shall be in an amount sufficient to repay the entire principal balance of this Note, together with all unpaid interest thereon.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Agent located at 115 South LaSalle Street, Chicago, Illinois, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Until notified in writing of the transfer of this Note in accordance with the terms of the Credit Agreement, Company and Agent shall be entitled to deem Payee (or such person who has been identified by the transferor in writing to Company and Agent as the owner and holder of this Note) as the owner and holder of this Note. Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or


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otherwise affect the obligation of Company hereunder with respect to payments of unpaid principal or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note; PROVIDED, HOWEVER, that in the event that the day on which payment relating to a LIBOR Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

         This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

         THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

         This Note is secured by certain Security Documents including, without limitation, the Pledge and Security Agreement and Mortgages.

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         IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                            REGENT COMMUNICATIONS, INC.


                                            By:
                                                ------------------------------
                                                     Name:
                                                     Title:



                                       S-1

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                                  TRANSACTIONS
                                       ON
                                 REVOLVING NOTE



                                                                                           Outstanding
                       Type of              Amount of               Amount of               Principal
                      Loan Made             Loan Made            Principal Paid              Balance             Notation
     Date             This Date             This Date               This Date               This Date             Made By
     ----            -----------           -----------             -----------             -----------            -------
